ANNUAL REPORT
Chevy Chase Auto Receivables Trust 2000-2
$ 318,684,000.00 Auto Receivables Backed Certificates
For the Year Ended December 31, 2004




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %

          __________________________________________________________________
 Jan-2004   3,516,152     291,060     226,844    5.88%    4,252,340    9.18%
 Feb-2004   3,393,829     270,696     186,494    5.22%    3,578,337    8.34%
 Mar-2004   3,045,685     251,040      90,512    2.73%    3,191,942    8.01%
 Apr-2004   3,392,185     233,400     100,609    3.31%    2,586,919    7.09%
 May-2004   2,883,772     213,754     108,210    3.87%    2,828,546    8.42%
 Jun-2004   2,681,194     197,052      50,780    1.97%    2,750,101    8.89%
 Jul-2004   2,895,628     181,524      18,259    0.78%    2,453,178    8.72%
 Aug-2004   2,705,127     164,753      16,310    0.77%    2,602,076   10.21%
 Sep-2004   2,376,018     149,086     111,072    5.77%    2,227,824    9.65%
 Oct-2004   2,387,269     135,325      55,098    3.19%    2,094,111   10.11%
 Nov-2004   2,127,508     121,498      64,974    4.20%    1,995,874   10.74%
 Dec-2004   1,931,791     109,177      36,911    2.66%    2,011,961   12.07%

          _____________________________________
  Totals   33,336,157   2,318,365   1,066,073

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.